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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--315,
Defined Asset Funds (Florida and New York Trusts):

We consent to the use in this Registration Statement No. 333-29283 of our report dated August 8, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--315, Defined Asset Funds (Florida and New York Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
August 8, 1997